                                                                   EXHIBIT 10.11

                             QUANTA CAPITAL HOLDINGS

                                                        January, 15, 2004

John S. Brittain Jr.
11300 Peacock Hill Way
Great Falls, VA 22066

Dear John:

         I am pleased to confirm our offer of employment to you for the position of Chief Financial Officer, Quanta Capital Holdings Ltd. In this position you will assume overall responsibility for Quanta's Finance Department and will report directly to me. You are joining a team that collectively believes that you will be an important part of a dynamic and successful new venture.

         You will be paid a base salary in the gross amount of $375,000 per annum with an annual target cash bonus of 100% of your base salary. In addition, you will receive a one time payment of fifty thousand dollars ($50,000) gross.
This payment will be made within thirty (30) days of your date of employment which is projected to be on or before the 19th of January, 2004.

         Quanta will also assist you with the payment of all reasonable expenses associated with your physical relocation to the New York area. These include closing costs, movement of household goods, temporary living, broker's commissions and taxes payable by you attributable to Quanta's reimbursement of your relocation expenses. Payment of these expenses will be made upon presentation of valid receipts. Brenda Black of ESC, and Carl Sullo, Quanta, New
York will assist you with the mechanics of your relocation.

         At the next meeting of the Compensation Committee of the Board, you will be awarded with a grant of one hundred thousand (100,000) stock options at a strike price of $10.50. Quanta stock options are ten year options and become exercisable in four equal annual increments during a four year period commencing on the first anniversary of the option grant and become fully vested and exercisable on the fourth anniversary of the grant.

         On your first day of employment, you will be eligible to participate in
Quanta's compensation programs, contributory health, dental, life and 401 (k).
As discussed we are in the process of finalizing Quanta's annual incentive and long term compensation programs. Your eligibility to participate in these programs will be immediate once these programs are approved by the Compensation
Committee of the Board of Directors.

         In the event your employment with Quanta is terminated by Quanta within the first twenty four (24) months of your employment for reasons other than
"cause", as defined in paragraph (k) of Quanta's Stock Option Agreement, you will be paid the greater of six months severance or severance equal to the number of months remaining between your

                                      -2-                       January 15, 2004

termination of employment date and your second year anniversary with Quanta.
Monthly severance shall be the monthly equivalent of your eligible total annual cash compensation.

         I would appreciate if you would sign and return this letter to confirm your acceptance. This offer constitutes the entire agreement among the parties relating to the subject matter hereof and may only be modified by written agreement signed by the company and you.

         John, we sincerely believe that your work with Quanta will be mutually exciting and rewarding. If you have any questions about this offer or Quanta please contact me at your earliest convenience.

                                               Sincerely,

                                               /s/ Tobey Russ

                                               Tobey Russ
                                               Chairman and CEO

Agreed and accepted:

/s/ John S. Brittain Jr.
------------------------
  John S. Brittain Jr.

   January 15, 2004
------------------------
         Date